                                                                    Exhibit 10.1


                              BARPOINT.COM, INC.
                              2200 SW 10th STREET
                        DEERFIELD BEACH, FLORIDA 33442


April 30, 2002

Jeffrey S. Benjamin
6 St. Giles Road
Palm Beach Gardens, Florida 33418


      Re:        Addendum to Change in Control Agreement
                 ---------------------------------------

Dear Jeff:

      For and in consideration of your remaining an employee of BarPoint notwithstanding the current risks and uncertainties associated therewith, this addendum to your Change in Control Agreement, dated May 9, 2001 ("CIC Agreement") will provide you with additional assurances with respect to severance payments to be paid to you upon your "without cause" termination. Upon receipt of all of the amounts due in this addendum, you will immediately release and forever discharge BarPoint (and its officers, directors, and employees) of and from any and all obligations to you under your CIC Agreement, which shall thereafter be deemed void and of no further force or effect.

      If you are terminated by BarPoint without Cause prior to December 31, 2003, then upon the earlier of the date of such termination or the closing date of a "Sale Transaction" (defined below)(such date, the "Payment Date") BarPoint
                                                        ------------
shall: (a) pay to you all base salary, benefits, expenses and bonuses that have accrued but have not yet been paid as of the Payment Date; (b) pay to you a lump sum payment equal to the aggregate value of your base salary, bonuses and benefits that would have otherwise been payable to you had you remained continuously employed by BarPoint for a period of one (1) year after the Payment Date, payable at the same level that you were receiving from BarPoint immediately prior to the Payment Date; (c) vest and extend for a period of one
(1) year after the Payment Date the exercise term of all options to purchase shares of the common stock of the Company held by you which are outstanding as of the Payment Date; and (d) cause all your restricted shares to vest in their entirety on the Payment Date.

      For the purposes of this addendum, "Cause" shall mean: (a) repeated violation of your duties which are demonstrably willful and deliberate on your part and which are not remedied in a reasonable period of time after receipt of written notice; (b) an act or acts of personal dishonesty taken by you and intended to result in your substantial personal enrichment at the expense of BarPoint; (c) misappropriation of any funds or property of BarPoint; (d) gross mismanagement of BarPoint's assets; (e) being under the habitual influence of alcohol or narcotics while on duty; or (f) the conviction of a felony crime.

      For purposes of this addendum, "terminated by BarPoint without Cause" shall include your resignation, but only for "Good Reason." Good Reason shall exist only upon the following: (a) any reduction in compensation and/or failure by BarPoint to pay or provide your base salary, bonuses, and/or benefits other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by BarPoint promptly after receipt of notice thereof given by you; (b) approval by the shareholders of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of BarPoint immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction; (c) the acquisition (other than from BarPoint) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership (within the meaning of Rule 13-d promulgated under the Securities Exchange Act, of 40% or more of either the then outstanding shares of BarPoint's Common Stock or the combined voting power of BarPoint's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (i) a group whose primary persons are members of the Rothschild family; (ii) BarPoint or its Subsidiaries,
(iii) any person, entity or "group" that as of the date on which this Agreement is executed owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (iv) any employee benefit plan of BarPoint or its Subsidiaries; or; or (d) approval by the shareholders of the sale of all or substantially all of the assets of BarPoint (the foregoing items (b), (c) and (d) being collectively referred herein as a "Sale Transaction").
             ----------------

     BarPoint may withhold from any amounts payable under this addendum such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     Finally, paragraph 5(a) of your Restricted Stock Agreement with BarPoint dated November 13, 2001 ("Rights With Respect to Restricted Stock") is hereby
                          ---------------------------------------
modified to eliminate the escrow of any dividends declared. Thus, paragraph 5(a) is stricken in its entirety and replaced with the following:

     "(a) Except as otherwise provided in this Agreement, the Recipient shall have, with respect to all the shares of Restricted Stock, all the rights of an equity interest holder of the Company, including the right to vote such Restricted Stock and the right to receive cash dividends, if any, as may be declared on the Restricted Stock from time to time."

     Please evidence your agreement to the terms of this addendum by signing and dating below.


Very truly yours,

BARPOINT.COM, INC.


By:  /s/ Leigh M. Rothschild
  --------------------------

         Leigh M. Rothschild, Chairman

ACCEPTED AND AGREED AS OF THE 30th
DAY OF APRIL 2002


 /s/ Jeffrey S. Benjamin
-----------------------------
Jeffrey S. Benjamin